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                                                                   EXHIBIT 10.28



                                    AGREEMENT

         This Agreement (the "Agreement") is made and entered into this 5th day of December, 2000, by and between North Coast Energy, Inc., a Delaware corporation (the "Company"), and Garry Regan ("Regan").

                                    RECITALS

         Regan is the President of the Company and is directly responsible for overseeing the sales and marketing activities associated with the Company's annual formation of one or more drilling programs. In connection with the formation of the North Coast Energy 1999 Appalachian Private Drilling Program in fiscal year 2000, the Company raised $5.2 million in drilling program capital, a Company record for a single drilling program. The Company acknowledges that this success was due, in large part, to the initiative demonstrated by Regan in the exercise of his responsibility for overseeing this endeavor, and the Company desires to reward Regan for his efforts.

         Now Therefore, in consideration of the agreements hereinafter set forth and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereby agree as follows:

         1. EFFECTIVENESS OF AGREEMENT. The Agreement shall become effective only upon the satisfaction of the following conditions: (a) the approval of this Agreement by the Board of Directors of the Company and (b) the execution and delivery of this Agreement by all parties hereto.

         2. BONUS AWARD. The Company hereby grants Regan a one-time cash bonus of Fifty Thousand Dollars ($50,000) payable within thirty (30) days of execution hereof, in consideration of exemplary service performed during fiscal year 2000 in connection with the raising of $5.2 million in drilling program capital for the North Coast Energy 1999 Appalachian Private Drilling Program.

         3. OBLIGATION OF REGAN. Regan agrees that he will, within thirty (30) days of receipt of the cash bonus, purchase on the open market the number of shares of common stock of the Company that are equal in value as of the date of purchase to the cash bonus of $50,000, less that amount of money that is reasonably withheld by Regan in order to cover anticipated federal, state and local income taxes that may be due and payable by Regan as a result of his receipt of the cash bonus.

         4. SECURITIES REPRESENTATION. Regan acknowledges that he has previously traded in the stock of the Company, is familiar with its historical performance and liquidity, and that the Company has made no representation concerning the future performance of the common stock of the Company, events that may have an effect on its future performance, or the ability of Regan to realize a return on his investment. Regan represents that the only inducement to the purchase of the referenced shares of common stock is the obligation that he has undertaken pursuant to this Agreement to use his cash bonus in such manner, and that as of the date hereof he has no claim



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under any applicable state or federal securities law with respect to the purchase of the shares of the common stock of the Company or that would subject the Company to an obligation to repurchase the shares from Regan or pay him any form of damages with respect thereto.

         5. CONFIDENTIALITY. Both Regan and the Company agree to maintain the confidentiality of this Agreement and not to disclose its contents until such date as either party may be required to make a disclosure to the Securities and Exchange Commission, NASD or other governmental agency.

         6. ADVICE OF COUNSEL. Each of the parties hereto acknowledges that he/it has been advised that he/it has the right to consult with and has consulted with an attorney of his/its own choice prior to executing this Agreement and has a full understanding of its terms and meaning.

         7. ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether in the form of past written agreements, drafts of understanding or oral understandings; provided, however, any other agreement executed contemporaneous with this Agreement and dealing with subject matter other than the herein described cash bonus shall remain in full force and effect.

         8. GOVERNING LAW. This Agreement shall be construed under and the rights of the parties hereto shall be governed by the laws of the State of Ohio without regard to the principles of conflict of laws thereof. Any action brought by either party to this Agreement arising out of or pertaining to the subject matter of this Agreement shall be brought in the Court of Common Pleas of Summit County, Ohio, or in the U.S. District Court for the Northern District of Ohio. Both parties consent to and waive any objection to venue and jurisdiction in either of the foregoing courts, and do further hereby acknowledge any of the aforementioned courts to be a proper forum.

         9. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement. The signature of any party to any counterpart, including any facsimile thereof, may be appended to any other counterpart and when so appended shall constitute an original.

         10. BINDING EFFECT. This Agreement shall inure to the benefit of the parties, their respective heirs, successors and assigns.

         11. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, or twenty-four (24) hours after being sent by confirmed facsimile transmission, with subsequent mail delivery, or three (3) days after being mailed (by registered or certified mail, return receipt requested), in each case to parties at the following addresses, or such other address for a party as shall be specified by like notice:



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                                a)  If to Regan:

                                    6735 Walnut Drive
                                    Gates Mills, Ohio 44040

                                    With a copy to:

                                    James P. Farmer, Jr., Esq.
                                    Schneider, Smeltz, Ranney & LaFond P.L.L.
                                    Suite 1000
                                    1111 Superior Avenue
                                    Cleveland, Ohio 441 14-2507

                                b)  If to the Company:


                                    North Coast Energy, Inc.
                                    1993 Case Parkway
                                    Twinsburg, Ohio 44087

                                    Attn:General Counsel

         IN WITNESS WHEREOF, the parties have represented to one another that they have carefully read the foregoing terms of this Agreement, that they know and understand the contents of this Agreement, that they have authority to execute this Agreement, that they have undertaken to sign the same as their own respective free act and deed, having declared their intention to be bound contractually by all such terms and conditions, and do hereby execute and deliver this Agreement this 5th day of December, 2000.

                                   NORTH COAST ENERGY, INC.


                                        By:     /s/  Omer Yonel
                                                ------------------------------
                                                Omer Yonel
                                                Chief Executive Officer

                                                /s/ Garry Regan
                                                ------------------------------
                                                Garry Regan (Individually)